Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-282440) and Form S-8 (File Nos. 333-255469, 333-216677, 333-180085, 333-144355, 333-167445, 333-171127, and 333-277995) of our reports dated November 9, 2026, relating to the financial statements of TE Connectivity plc and the effectiveness of TE Connectivity plc’s internal control over financial reporting appearing in this Annual Report on Form 10-K of TE Connectivity plc for the fiscal year ended September 25, 2026.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 9, 2026